Exhibit 99.1

For Immediate Release

Contact:

Joe Shiffler

Director, Investor Relations &

    Corporate Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Reports Financial Results for Third Quarter of 2005

Net Revenues Increased 11 Percent Year-Over-Year; Gross Margin Increased to 49.5 Percent

Company Announces $25 Million Stock Repurchase Program

SAN JOSE, Calif. – October 19, 2005 – Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced its financial results for the quarter ended September 30, 2005.

The company reported record net revenues of $36.5 million, up 4 percent compared to the prior quarter and 11 percent from the year-ago quarter. Gross margin was 49.5 percent, up from 48.9 percent in the prior quarter and 47.8 percent in the year-ago quarter.

Operating margin for the quarter was 15.0 percent, compared to 16.9 percent in the prior quarter and 17.8 percent in the year-ago quarter. The decline in operating margin was driven by patent-litigation expenses, which totaled $1.8 million in the third quarter, up from $0.8 million in the prior quarter and $0.2 million in the year-ago quarter.

Net income for the quarter was $5.7 million, or $0.18 per diluted share, compared to $5.0 million or $0.16 per diluted share in the prior quarter and $5.7 million or $0.18 per diluted share in the year-ago quarter. Patent-litigation expenses reduced the company’s net income in the third quarter of 2005 by $0.05 per diluted share.

The company’s effective tax rate for the third quarter was 12 percent, down from 24 percent in the prior quarter reflecting a reduction in the expected full-year effective tax rate to 21 percent. The effective tax rate in the year-ago quarter was 8 percent, reflecting the favorable conclusion of certain tax contingencies, which resulted in a net-income benefit of $1.1 million, or $0.03 per diluted share.

“Net revenues for the third quarter grew at a double-digit rate year-over-year, driven by nearly 20 percent growth in unit shipments, representing gains in overall market share,” said Balu Balakrishnan, president and CEO of Power Integrations. “Our gross margin increased once again despite a very competitive business environment, and aside from the impact of patent-litigation expenses, we delivered strong growth in operating income and earnings per share.

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“We are very excited about our prospects for 2006,” Balakrishnan added. “Design wins and ongoing design activity remain strong, including a great deal of activity related to the new energy-efficiency standards for external power supplies. For example, we are now making inroads into the cordless phone market, winning three designs in the third quarter as a result of the new standards.

“As the world’s energy resources are being stretched ever thinner, efforts to reduce power consumption are gaining momentum,” continued Balakrishnan. “One after another, U.S. states are adopting regulations similar to those passed last year by California, while policymakers around the world are also moving aggressively to rein in demand. With our EcoSmart® technology, we believe that Power Integrations will continue to be a major enabler of energy conservation.”

Additional Highlights

•	The company announced today that its board of directors has authorized the repurchase of up to $25 million of the company’s shares. The repurchases are to take place from time to time on the open market. Repurchases may be made under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The repurchase program may be suspended or discontinued at any time. As of September 30, 2005, the company had approximately 29.5 million shares outstanding.

•	Revenue mix by market for the third quarter was: 31 percent consumer, 28 percent communications, 23 percent computer, 11 percent industrial, and 7 percent other. Product revenue mix for the quarter was 53 percent TinySwitch®-I and TinySwitch–II, 31 percent TOPSwitch®-FX and TOPSwitch-GX, 10 percent TOPSwitch-I and TOPSwitch–II and 6 percent LinkSwitch® and DPA-Switch®.

•	Power Integrations received 2 U.S. patents during the quarter, bringing the company’s totals to 128 U.S. and 82 foreign patents.

Financial Outlook

The company anticipates that net revenues in the fourth quarter will increase by 2 to 6 percent compared to the third quarter. Gross margin for the fourth quarter is expected to be approximately 50 percent. The company anticipates that operating expenses will increase by 1 to 3 percent compared to the third quarter, driven primarily by patent-litigation expenses, which are expected to be approximately $2 million. Earnings for the fourth quarter are expected to be between $0.16 and $0.19 per diluted share.

Conference Call Information

Power Integrations will hold a conference call today at 1:30 pm Pacific time to discuss its quarterly results. Members of the investment community may access the call by dialing (877) 407-0784 from within the United States or (201) 689-8560 from outside the U.S. A replay of the conference call will be available for one week by dialing (877) 660-6853 from within the U.S. or (201) 612-7415 from outside the U.S. Listeners can access the replay by entering account number 3055 and conference ID number 171536. The call will also be available live and archived on the investor information page of the Power Integrations website, www.powerint.com.

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Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “will,” “believe,” “anticipate,” “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; fluctuations in foreign currency exchange rates; the outcome and cost of patent litigation; and the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and its quarterly report on Form 10-Q, filed on August 12, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.2 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2005	2004	2005	2004
NET REVENUES	36,543	32,946	106,258	103,055

COST OF REVENUES	18,463	17,188	54,287	54,053

GROSS PROFIT	18,080	15,758	51,971	49,002

OPERATING EXPENSES:
Research and development	4,105	4,096	12,307	12,336
Sales and marketing	4,418	3,412	12,699	11,467
General and administrative	2,294	2,194	6,726	5,745
Patent litigation	1,798	188	3,076	265

Total Operating Expenses	12,615	9,890	34,808	29,813

INCOME FROM OPERATIONS	5,465	5,868	17,163	19,189

OTHER INCOME, net	939	339	2,318	729

INCOME BEFORE PROVISION FOR
INCOME TAXES	6,404	6,207	19,481	19,918

PROVISION FOR INCOME TAXES	739	502	4,034	4,067

NET INCOME	$5,665	$5,705	$15,447	$15,851

EARNINGS PER SHARE:
Basic	$0.19	$0.18	$0.52	$0.52

Diluted	$0.18	$0.18	$0.50	$0.49

SHARES USED IN PER SHARE CALCULATION:
Basic	29,478	30,912	29,605	30,774

Diluted	30,731	31,994	30,760	32,506

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	September 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$114,881	$111,146
Accounts receivable	14,749	12,230
Inventories	22,300	25,354
Deferred tax assets	4,022	3,878
Prepaid expenses and other current assets	1,264	2,600

Total current assets	157,216	155,208

PROPERTY AND EQUIPMENT, net	49,615	51,718

INVESTMENTS	6,958	23,411
DEFERRED TAX ASSETS	1,789	1,923
OTHER ASSETS	14,012	3,172

	$229,590	$235,432

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,635	$8,612
Accrued payroll and related expenses	4,180	4,672
Taxes payable	5,459	5,696
Deferred income on sales to distributors	3,002	3,058
Other accrued liabilities	2,672	882

Total current liabilities	21,948	22,920

STOCKHOLDERS’ EQUITY:
Common stock	30	30
Additional paid-in capital	102,577	122,895
Cumulative translation adjustment	(114)	(114)
Retained earnings	105,149	89,701

Total stockholders’ equity	207,642	212,512

	$229,590	$235,432